Exhibit 3.10

CERTIFICATE OF FORMATION

OF

PBM PRODUCTS LLC

A LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is:

PBM PRODUCTS LLC

SECOND: Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this seventh day of March, A.D. 1996.

/s/ Paul Manning
Paul Manning
Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:01 AM 03/07/1997 971076385 – 2726443